UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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The Allstate Corporation

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May 2, 2018

To Our Stockholders,

We would like to further clarify the Allstate Board of Directors’ decision to request you vote against a stockholder proposal on reporting political contributions at the upcoming annual meeting on May 11, 2018. This stockholder proposal requests that Allstate’s Public Policy report (included within a broader Sustainability Report), which is comprehensive and transparent, include specific dollar amounts paid to trade associations or contributed to political candidates. We would like to reiterate the facts regarding Allstate’s current disclosures.

●	Allstate already issues an annual Sustainability and Public Policy report (https://www.allstatesustainability.com/) that discusses Board governance, business rationale, financial resources utilized and primary recipients.
●	Allstate’s internal governance practices require a linkage of political contributions to strategic initiatives and operating principles and entail several levels of review, including the Board on an annual basis.
●	Compliance procedures ensure all amounts are permitted under corporate policies and relevant regulations, and are fully disclosed under applicable laws.
●	The major organizations supported each year in each category are specifically listed in the report.
●	The report details that total spending was less than .04% of Allstate’s revenues, or $16 million.
○	Approximately half of the spending went to research organizations that provide information to shape public policy debate in areas that affect Allstate’s business.
○	Approximately 72% of total spend was tax deductible non-lobbying expenses.

The Board is against the proposal since it adds a requirement that individual amounts by organization be disclosed. This additional disclosure could be used by special interest groups to pressure Allstate or work against the best interests of Allstate’s stockholders.

The Allstate Board takes its fiduciary obligations seriously and summarized our accomplishments in a letter from the Independent Directors. We encourage you to review the letter and stockholder proposal number 5 in Allstate’s 2018 Proxy Statement (https://www.allstate.com/about/annual-report.aspx) and vote against this proposal.

Your vote is extremely important as it helps direct Allstate’s governance and ultimately, the return realized by stockholders. Thank you for your time and thoughtful consideration of these issues, and your continued support of Allstate.

Sincerely,

Judith Sprieser	Andrea Redmond

Lead Director	Nominating and Governance Committee Chair